Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, February 15, 2012
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD FOURTH QUARTER RESULTS

US Corrugated Acquisition Contributes to Earnings

$63 Million Benefit from Completion of 2009 IRS Examination

NORTHBROOK, IL — February 15, 2012 — KapStone Paper and Packaging Corporation

(NYSE: KS) today reported preliminary record results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter ended December 31, 2011:

•                  Record net sales of $269 million, up 35% versus 2010

•                  Net income of $74.2 million, up 463% versus prior year

•                  Adjusted net income of $13.5 million, up $2.4 million, or 21% versus prior year

•                  Diluted EPS of $1.56, up $1.28 per share versus prior year

•                  Adjusted Diluted EPS of $0.29, up $0.06 per share versus prior year

For the year ended December 31, 2011:

•                  Record net sales of $906 million, up $123 million versus 2010, or 16%

•                  Net income of $124 million, up $59 million versus prior year

•                  Adjusted net income of $67 million, up $38 million versus prior year

•                  Diluted EPS of $2.61, up $1.23 per share versus 2010

•                  Adjusted diluted EPS of $1.41, up $0.79 per share versus prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Fourth quarter was transformational for KapStone as we greatly expanded our operations with the October 31st acquisition of U.S. Corrugated.  The integration is moving along very well, and we expect significant benefits in 2012.”

“Exceptionally strong operations during the fourth quarter helped to achieve record paper production for the quarter of 368 thousand tons despite having lost 14 thousand tons due to planned annual maintenance outages at both Roanoke Rapids and Cowpens in the fourth quarter. In addition to producing more tons, our improved manufacturing operations have lowered our manufacturing costs.We increased our average mill revenue per ton during the year by approximately $41 to $627 per ton.  While we experienced some softness in export markets in the fourth quarter, demand remained stable enough that we shipped a record 332 thousand tons of paper and 1.0 billion square feet of corrugated packaging products. Together, all these factors produced record sales for the company for both the quarter and the year.  Cash flow from operations for 2011 reached $136 million.”

Fourth Quarter Operating Highlights

KapStone acquired US Corrugated Inc. (“USC”) on October 31, 2011.  Therefore, fourth quarter results include two months of USC’s operations.  Net sales for the quarter ended December 31, 2011 were $268.8 million, an increase of 35 percent, when compared to the 2010 fourth quarter sales of $199.6 million. The increase in net sales was attributable primarily to the USC acquisition, increased volume, and higher selling prices. Average mill revenue per ton increased to $620 versus $611 during the fourth quarter of 2010 despite lower prices during the current quarter for export containerboard.

Operating income of $20.6 million for the 2011 quarter exceeded prior year’s results by $3.0 million, or 16.9 percent.  Operating income improved due to increased volume, the USC acquisition, and higher prices.  Fourth quarter operating income was negatively impacted by increases in input costs, mainly caustic soda, higher planned maintenance outages, and acquisition related expenses.

Interest expense was $1.7 million for the fourth quarter of 2011, which increased by $0.9 million versus the comparable quarter in 2010 as a result of increased borrowings for the USC acquisition. In addition, amortization of debt issuance costs of $1.2 million for the 2011 quarter increased by $0.8 million compared to the 2010 quarter due to higher amortization associated with the new credit agreement. At December 31, 2011, the interest rate on the Company’s debt was 2.3 percent.

The effective tax rate for the 2011 fourth quarter was negative as it includes the benefit from the reversal of tax reserves of $63.0 million related to alternative fuel mixture tax credits compared to 19.4 percent for the 2010 fourth quarter which included approximately $2.3 million of favorable discrete adjustments. The 2011 effective tax rate, excluding the impact of the tax credit reversal, was 35.8% compared to an adjusted 2010 effective tax rate of 35.6%.

Full Year Operating Highlights

Net sales for the year ended December 31, 2011, were $906.1 million, an increase of 16 percent, compared to 2010 sales of $782.7 million. The increase in net sales was attributable primarily to the USC acquisition, higher selling prices, increased volume and favorable foreign exchange rates. Average revenue per ton increased to $627 versus $586 in 2010.

Operating income of $106.7 million for the year ended December 31, 2011 exceeded the prior year’s results by $60.2 million after excluding the 2010 benefit from alternative fuel mixture tax credits of $22.2 million. The improvement resulted from higher selling prices, increased volume, productivity gains, favorable foreign exchange rates, and the USC acquisition. Partially offsetting these gains were inflationary increases on input and freight costs, higher incentive compensation and acquisition related expenses.

Interest expense was $3.6 million for the year ended December 31, 2011, up $0.4 million from a year ago as a result of increased borrowings relating to the USC acquisition.  Amortization of debt issuance costs of $2.5 million for 2011 increased by $0.2 million from a year ago due to amortization of $13.8 million of debt issuance costs associated with the new credit agreement. Interest expense and debt amortization costs will increase significantly in 2012 since the debt level is expected to remain higher.

The reported effective tax rate for the year ended December 31, 2011 was (23.6) percent compared to (3.8) percent for 2010. The 2011 effective tax rate is lower due to the reversal of tax reserves related to the alternative fuel mixture credits upon completion of the 2009 IRS examination in the fourth quarter of 2011. The tax rate in 2010 benefited from the inclusion of a $21.0 million benefit from the cellulosic biofuel producer’s tax credit and other discrete adjustments. The adjusted effective tax rate from operations for 2011 and 2010 is 38.0% and 38.2%, respectively, when the various tax credits and discrete adjustments are excluded. We expect our effective tax rate for 2012 to be 38.5% excluding any discrete adjustments.

Cash Flow and Working Capital

Cash and cash equivalents decreased by $59.3 million in the quarter ended December 31, 2011, to $8.1 million reflecting $32.3 million provided by operating activities.   Investing activities used $332.9 million, including $331.6 million for the USC acquisition.  Financing activities provided $241.3 million including $375.0 million of proceeds from the new credit agreement less $100.8 million for terminating the old credit agreement and a $15.0 million voluntary debt repayment.

Total net debt outstanding as of December 31, 2011, was $347.3 million and increased by $329.0 million during the fourth quarter of 2011 due to the acquisition. For the year, net debt increased by $299.7 million reflecting $375.0 million of proceeds from the new credit agreement less $134.6 million of debt payments and $59.3 million of lower cash balances.

At December 31, 2011, the Company had approximately $8.1 million of cash, $116.7 million of working capital and $142.0 million of revolver borrowing capacity.

Capital expenditures for the quarter and year ended December 31, 2011 were $16.3 million and $42.5 million, respectively, including about $25.0 million for maintenance and upgrade projects at the mills. The Company expects total capital expenditures to increase to $60.0 million in 2012.

The Company was in compliance with all debt covenants at December 31, 2011.

Conclusion

In summary, Stone commented, “While 2011 was a record year for KapStone, we expect even better results from 2012.  With the addition of USC and the opportunity to enhance its future performance,   improved operations at our legacy mills, a strong balance sheet, and, hopefully, benefits from a gradually improving economy,  KapStone is in an excellent position to continue to grow the company profitably.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, February 16, 2012 to discuss the Company’s financial results for the 2011 year and fourth quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 866.700.0133

International: 617.213.8831

Participant Pass code: 72022417

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of containerboard, unbleached kraft paper and corrugated products. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes three paper mills and 14 converting plants across the eastern and Midwestern US. The business employs approximately 2,700 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth including the integration of the US Corrugated acquisition; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs; (7)  the income tax impact of the federal incentive programs for cellulosic biofuel producers and alternative fuel mixtures.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

($ in thousands, except share and per share amounts)

(preliminary and unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2011	2010	%	2011	2010	%

Net sales	$268,753	$199,565	34.7%	$906,119	$782,676	15.8%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	196,781	145,988	-34.8%	628,613	565,185	-11.2%
Depreciation and amortization	14,507	11,621	-24.8%	51,036	45,245	-12.8%
Freight and distribution expenses	22,814	17,127	-33.2%	79,643	73,406	-8.5%
Selling, general and administrative expenses	14,373	7,457	-92.7%	41,265	31,129	-32.6%
Other operating income	309	232	33.2%	1,179	992	18.9%
Operating income	20,587	17,604	16.9%	106,741	68,703	55.4%

Foreign exchange gain /(loss)	(198)	(69)	-187.0%	(319)	(666)	52.1%
Interest expense, net	1,655	733	-125.8%	3,599	3,166	-13.7%
Amortization of debt issuance costs	1,216	440	-176.4%	2,482	2,237	-11.0%
Income before provision (benefit) for income taxes	17,518	16,362	7.1%	100,341	62,634	60.2%
Provision (benefit) for income taxes	(56,678)	3,171	1887.4%	(23,640)	(2,407)	882.1%

Net income	$74,196	$13,191	462.5%	$123,981	$65,041	90.6%

Earnings per share:
Basic	$1.60	$0.29		$2.68	$1.42
Diluted	$1.56	$0.28		$2.61	$1.38

Weighted-average number of shares outstanding:
Basic	46,424,982	46,031,878		46,287,183	45,854,237
Diluted	47,585,093	47,238,832		47,487,623	46,979,060

Effective tax rate	-323.5%	19.4%		-23.6%	-3.8%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

($ in thousands)

	December 31,
	2011	2010
	(preliminary and unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,062	$67,358
Trade accounts receivable, net of allowances	108,320	66,640
Other receivables	11,393	2,780
Inventories	111,730	73,324

Prepaid expenses and other current assets	4,207	2,751
Deferred income taxes	10,048	9,394
Total current assets	253,760	222,247

Plant, property and equipment, net	567,195	466,019
Other assets	4,313	3,996
Intangible assets, net	63,715	22,654
Goodwill	236,801	4,811
Total assets	$1,125,784	$719,727

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$6,094	$18,835
Accounts payable	82,481	55,504
Accrued expenses	21,217	22,986
Accrued compensation costs	27,445	18,229
Total current liabilities	137,237	115,554

Long-term debt, less current portion	335,635	92,857
Pension and post retirement benefits	10,676	6,454
Deferred income taxes	84,316	17,917
Other liabilities	11,642	68,311
Total other liabilities	442,269	185,539

Stockholders’ equity:
Common stock $0.0001 par value	5	5
Additional paid-in capital	230,665	224,844
Retained earnings	318,068	194,087
Accumulated other comprehensive income / (loss)	(2,460)	(302)
Total stockholders’ equity	546,278	418,634
Total liabilities and stockholders’ equity	$1,125,784	$719,727

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

($ in thousands)

(preliminary and unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Operating activities:
Net income	$74,196	$13,191	$123,981	$65,041
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,507	11,621	51,036	45,245
Stock-based compensation expense	759	759	3,985	3,592
Excess tax benefits from stock-based compensation	(151)	(138)	(1,332)	(585)
Amortization of debt issuance costs	1,216	440	2,482	2,237
Loss on disposal of assets	287	248	910	876
Deferred income taxes	11,551	(5,530)	41,766	(24,260)
Changes in operating assets and liabilities	(70,033)	24,349	(86,452)	43,930
Total cash provided by operating activities	$32,332	$44,940	$136,376	$136,076

Investing activities:
USC acquisition	$(331,632)	$—	$(331,632)	$—
KPB acquisition earn-out	—	—	(49,700)	—
CKD acquisition	—	—	—	638
Restricted cash	15,000	—	—	2,500
Capital expenditures	(16,269)	(14,489)	(42,531)	(38,318)
Total cash used in investing activities	$(332,901)	$(14,489)	$(423,863)	$(35,180)

Financing activities:
Proceeds from revolving credit facility	$—	$—	$7,600	$76,700
Repayments on revolving credit facility	—	—	(7,600)	(84,100)
Proceeds from long-term debt	375,000	—	375,000	—
Repayments of long-term debt	(120,455)	(4,709)	(134,582)	(30,002)
Proceeds from other current borrowings	—	—	2,273	2,564
Repayments on other current borrowings	(623)	(644)	(2,273)	(2,564)
Loan amendment costs	—	—	(244)	—
Debt issuance costs paid	(13,031)	—	(13,819)	—
Payment of withholding taxes on vested restricted stock awards	—	—	(952)	(624)
Proceeds from exercises of stock options	247	505	1,264	1,282
Excess tax benefits from stock-based compensation	151	138	1,332	585
Proceeds from employee stock purchase plan	—	—	192	70
Other	—	—	—	111
Total cash provided by / (used in) financing activities	$241,289	$(4,710)	$228,191	$(35,978)

Net increase / (decrease) in cash and cash equivalents	(59,280)	25,741	(59,296)	64,918
Cash and cash equivalents-beginning of period	67,342	41,617	67,358	2,440
Cash and cash equivalents-end of period	$8,062	$67,358	$8,062	$67,358

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(preliminary and unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$74,196	$13,191	$123,981	$65,041
Interest expense, net	1,655	733	3,599	3,166
Amortization of debt issuance costs	1,216	440	2,482	2,237
Provision (benefit) for income taxes	(56,678)	3,171	(23,640)	(2,407)
Depreciation and amortization	14,507	11,621	51,036	45,245
EBITDA (Non-GAAP)	$34,896	$29,156	$157,458	$113,282

Alternative fuel mixture tax credits	—	—	—	(22,195)
USC acquisition expenses	2,441	—	3,540	—
Stock-based compensation expense	759	759	3,985	3,592
Adjusted EBITDA (Non-GAAP)	$38,096	$29,915	$164,983	$94,679

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$74,196	$13,191	$123,981	$65,041
Realization of unrecognized tax benefit	(63,026)	—	(63,026)	—
Discrete income tax adjustments	—	(2,267)	1,228	(2,510)
Cellulosic Biofuel tax credit	—	(388)	—	(21,048)
Alternative fuel mixture tax credits	—	—	—	(14,737)
USC acquisition expenses	1,877	—	2,483	—
Stock-based compensation expense	490	612	2,471	2,385
Adjusted Net Income (Non-GAAP)	$13,537	$11,148	$67,137	$29,131

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$1.60	$0.29	$2.68	$1.42
Realization of unrecognized tax benefit	(1.36)	—	(1.36)	—
Discrete income tax adjustments	—	(0.05)	0.03	(0.05)
Cellulosic Biofuel tax credit	—	(0.01)	—	(0.46)
Alternative fuel mixture tax credits	—	—	—	(0.32)
USC acquisition expenses	0.04	—	0.05	—
Stock-based compensation expense	0.01	0.01	0.05	0.05
Adjusted Basic EPS (Non-GAAP)	$0.29	$0.24	$1.45	$0.64

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$1.56	$0.28	$2.61	$1.38
Realization of unrecognized tax benefit	(1.32)	—	(1.33)	—
Discrete income tax adjustments	—	(0.05)	0.03	(0.05)
Cellulosic Biofuel tax credit	—	(0.01)	—	(0.45)
Alternative fuel mixture tax credits	—	—	—	(0.31)
USC acquisition expenses	0.04	—	0.05	—
Stock-based compensation expense	0.01	0.01	0.05	0.05
Adjusted Diluted EPS (Non-GAAP)	$0.29	$0.23	$1.41	$0.62